EXHIBIT 99.1

3D Systems Announces Acquisition of Volumetric Biotechnologies

  Brings exceptional tissue engineering and biological expertise to expand scope of human organ bioprinting efforts at 3D Systems
  Accelerates the development and commercialization of vascularized human tissues and bioprinted constructs for non-organ applications within the body
  Creates clear technological leadership in the rapidly emerging bioprinting field for laboratory applications including drug discovery
  Companies to host a conference call and webcast tomorrow, October 28, 2021, at 10:00 a.m. Eastern Time

ROCK HILL, S.C., Oct. 27, 2021 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) is pleased to announce the acquisition of Volumetric Biotechnologies, a Houston-based biotech company co-founded by Drs. Jordan Miller and Bagrat Grigoryan. Volumetric’s mission has from the outset been to develop the ability to manufacture human organs using bioprinting methods. Dr. Miller and his team of bioengineers and scientists have made tremendous progress in these efforts, focusing primarily on the human liver and the underlying technologies required to create these highly complex biological structures. With this acquisition, 3D Systems plans to establish a world-class research capability in Houston, Texas, a region committed to leadership in technologies related to life sciences.

Commenting on the acquisition, Dr. Jeffrey Graves, president and chief executive officer of 3D Systems stated, “The addition of Dr. Miller and his exceptional team of researchers to our existing Team, led by our Chief Technology Officer for Regenerative Medicine, Chuck Hull, will dramatically expand our capabilities and capacity for the development of bioprinted human organs. Dr. Miller, who will be appointed Chief Scientist for Regenerative Medicine at 3D Systems, will supplement the rapidly advancing efforts of the 3D Systems and United Therapeutics Team focused on the manufacture of human lungs, and expand these efforts to include additional human organs and other applications within the human body. Merging our groups, with their highly complementary skill sets, is expected to accelerate attainment of our primary mission, which is to create an unlimited supply of life-saving organs for the millions of people in need of a transplant around the world.” Chuck Hull added, “The experience and passion of the Volumetric team match perfectly with 3D Systems’ regenerative medicine vision.”

The transaction is structured as a $45 million closing payment, with up to $355 million additional opportunity linked to the attainment of significant steps in the demonstration of human applications over the next several years. These payments are all comprised of approximately half cash and half stock. If all milestones are accomplished, the total purchase price for the acquisition is $400 million. The transaction is expected to close in the fourth quarter.

In commenting on the merger with 3D Systems, Dr. Miller stated, “It has always been my dream to develop the capability to manufacture fully biocompatible human organs to save the lives of millions of people in need around the world. Our work on a vertically integrated platform for the 3D printing of organ scaffolds followed by cellularization to create fully compatible human organs, dovetails perfectly with the work being done by 3D Systems and United Therapeutics. Working together, we expect to accelerate these efforts, expanding them beyond lungs to other human organs. In addition, these capabilities are expected to enable numerous additional applications for printing vascularized human tissue to address needs created by trauma or disease. I am honored to work with Chuck Hull and his team and look forward to an exciting future together.”

The ground-breaking efforts of Drs. Miller and Grigoryan at Volumetric have been cited frequently in scientific journals and were featured on the cover of Science magazine in May of 2019, and further reported on in Forbes, Scientific American, and Fortune magazines.

pH Partners, LLC served as financial advisor to Volumetric while Hunton Andrews Kurth, LLP served as legal advisor to 3D Systems.

3D Systems Acquisition of Volumetric Conference Call Details
Executives from 3D Systems and Volumetric will provide further details in a conference call Thursday, October 28, 2021, at 10:00 a.m. Eastern Time. Interested participants can join the call by dialing 201-689-8345 or joining the webcast via the Investor Relations page on the 3D Systems website.

Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements, including the ability of Volumetric and 3D Systems to consummate the transaction as expected. In many cases, forward-looking statements can be identified by terms such as "believes," "belief," "expects," "may," "will," "estimates," "intends," "anticipates" or "plans" or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions, and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as of the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise.

About 3D Systems
More than 30 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading additive manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials, and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in healthcare and industrial markets such as medical and dental, aerospace & defense, automotive, and durable goods. More information on the company is available at www.3dsystems.com.

About Volumetric
Founded in 2018 by bioengineers Jordan Miller, Ph.D. and Bagrat Grigoryan, Ph.D., Volumetric is empowering the next generation of advanced bio fabrication with high quality materials and systems for 3D bioprinting. Its world-class team of engineers has developed a vertically integrated platform of bioprinting solutions targeted at a new class of therapies for organ-scale diseases, namely the manufacture of whole replacement organs. For more information visit volumetricbio.com.

Investor Contact:   investor.relations@3dsystems.com
Media Contact:      press@3dsystems.com